UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2007

WIND ENERGY AMERICA INC.

(formerly Dotronix, Inc.)

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-9996	41-1387074
(Commission File Number)	(IRS Employer Identification No.)

12100 Singletree Lane, Suite 100

Eden Prairie, MN 55344

(Address of Principal Executive Offices)(Zip Code)

(952) 746-1313

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

Effective June 14, 2007, Wind Energy America Inc. (the Company) entered into a material purchase agreement to acquire certain wind farm interests from Northern Alternative Energy Shaokatan, LLC (the Seller). These wind energy interests consist of the developer’s stake in the Shaokatan Hills LLC and Lakota Ridge LLC, two wind farms located on Buffalo Ridge in southwestern Minnesota. Buffalo Ridge is one of the better locations in the USA for wind power electric generation, since the geologic formation at Buffalo Ridge is well known in the industry for its consistently high wind speeds and there is no major population center in the area. These two wind farms are described generally as follows:

Shaokatan Hills – 18 wind turbines (Vestas 660 kw) on 1,000 acres, having a total rated capacity of 11.88 megawatts. For the past several years, these 18 turbines have generated electricity at an average annual rate of 37,400,000 kilowatt hours (kWhrs).

Lakota Ridge – 15 wind turbines (Micon 750 kw) on 640 acres, having a total rated capacity of 11.25 megawatts. For the past several years, these 15 turbines have generated electricity at an average annual rate of 30,900,000 kWhrs. Lakota Ridge is north of and adjoins Shaokatan Hills.

For this acquisition of wind energy assets on Buffalo Ridge, the Company is paying a total purchase price of $2.3 million, of which $1,750,000 has been paid and the balance of $550,000 is due by June 30, 2007. This purchase is being funded by proceeds from private placements of common stock of the Company. Our ownership interests in these two wind farms begins with a minimal percentage of the respective LLCs, which interests increase to 80% ownership by 2010. Although we will receive only nominal cash flow initially, these two wind farms will provide excellent cash flow to us when our ownership increases to 80%.

When completed, this acquisition of these Buffalo Ridge wind farm interests will represent a substantial core holding which we believe will provide us with a key opportunity for future development and profitability.

The Company intends to continue acquiring additional wind farm assets, both on Buffalo Ridge and in other favorable wind regimes in the country. We believe that improved wind turbine technology, increasing worldwide energy demands, mandated renewable energy purchasing by utilities, and other factors offer us an outstanding opportunity to participate both responsibly and profitably in this fast-growing sector of the “green energy” marketplace.

Item 3.02.      Unregistered Sales of Equity Securities

Registrant has recently completed a private placement whereby 2,066,400 shares of its common stock were sold exclusively to accredited investors at $.75 per share. Net proceeds to the registrant from this private offering were $1,455,000 after payment of commissions and other expenses of the offering. Proceeds from this offering were used to acquire wind energy assets as described in the foregoing Item 1.01. Sales of securities in this private placement were made in reliance upon Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended.

Item 9.01.      Financial Statements and Exhibits

Exhibit No. 10.1	Description of Exhibit Purchase Agreement to Acquire Wind Energy Assets

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2007	Wind Energy America Inc.

	By	/s/ Robert O. Knutson
Robert O. Knutson, Chief Executive Officer